Exhibit 3.1

RISKON INTERNATIONAL, INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND LIMITATIONS

OF

SERIES E CONVERTIBLE PREFERRED STOCK

February 21, 2024

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”) and Article IV of the Articles of Incorporation (as most recently amended on October 8, 2021, the “Articles”) of RiskOn International, Inc. (the “Corporation”):

WHEREAS, Article IV of the Articles authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, one or more series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series; and

WHEREAS, the Board, pursuant to the authority conferred upon it by Article IV of the Articles and in accordance with Section 78.1955 of the NRS at meetings held on February 1 and 9, 2024, adopted the following resolutions:

RESOLVED, that a new series of Preferred Stock of the Corporation, designated as “Series E Convertible Preferred Stock,” be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the Series E Convertible Preferred Stock (the “Series E Preferred Stock”), and the qualifications, limitations or restrictions thereof are as set forth in such Certificate of Designations of Rights, Preferences and Limitations of the Series E Preferred Stock (the “Certificate”), as filed with the Nevada Secretary of State in accordance with the Corporation’s Articles, its Bylaws and the NRS; and be it further

RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said shares and fixing the number, limited powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation; and be it further

RESOLVED, that the Board does hereby approve the adoption of the Certificate, and does hereby determine that the adoption of the Certificate is in the best interests of the shareholders; and be it further

RESOLVED, this Certificate and of the rights and preferences created are subject to the approval of the Corporation’s shareholders at a meeting in accordance with the NRS and is also subject to compliance with the Rules of the Nasdaq Stock Market; and be it further

RESOLVED, that each of the Chief Executive Officer and the Chief Financial Officer of the Corporation are hereby authorized and directed to take all actions necessary to prepare and file the Certificate with the Secretary of State of the State of Nevada as they, in consultation with legal counsel, deem either necessary or appropriate to proceed with any such sale.

Section 1.      Number of Shares and Designation. This series of Preferred Stock shall be designated as the “Series E Convertible Preferred Stock,” par value $0.001 per share (the “Series E Preferred Stock”). The Series E Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series E Preferred Stock shall be 200,000. The number of shares of Series E Preferred Stock may be increased from time to time subject to the provisions of Section 5 and Section 15 hereof and any such additional shares of Series E Preferred Stock shall form a single series with the Series E Preferred Stock. Each share of Series E Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series E Preferred Stock.

Section 2.      Certain Definitions. The following words and terms shall have the meanings defined in this Section 2. All capitalized words and terms not defined, have the meaning in the Securities Purchase Agreement:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Articles” means the Corporation’s Articles of Incorporation, as amended.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares (however designated) of the Corporation’s capital stock.

“Certificate” means this Certificate of Designations of Rights, Preferences and Limitations of Series E Convertible Preferred Stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)	one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)	a replacement of more than a majority of the members of the Board that is not approved by (i) those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals) and (ii) the Majority Holder;

(iii)	a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries with another entity, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the Holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)	a recapitalization, reorganization or other transaction involving the Corporation that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)	the execution by the Corporation or its controlling shareholders of an agreement providing for any of the foregoing events.

Notwithstanding the foregoing, the closing of the transactions contemplated by the Securities Purchase Agreement shall not be deemed to be a Change of Control for the purposes of this Certificate.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means (i) the common stock, $0.001 par value, of the Corporation and (ii) any Capital Stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Fundamental Transaction” means that (i) the Corporation shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Corporation or any of its Subsidiaries is the surviving corporation) any other Person, or (B) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (C) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Corporation (not including any shares of Voting Stock of the Corporation held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify the Common Stock, or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Corporation. Provided, however, that neither (i) the spin-off or dividend of common stock of a Subsidiary, nor (ii) any transaction with an Affiliate or a related party of the Majority Holders, shall be deemed to be a Fundamental Transaction.

“Holder” or “Holders” shall mean each holder of shares of Series E Preferred Stock.

“Initial Conversion Date” means the date upon which no more than an aggregate of $250,000 of principal face amount remains outstanding of senior secured notes, issued on April 27, 2023.

“Issuance Date” means the date(s) that the Corporation issues shares of Series E Preferred Stock pursuant to the Securities Purchase Agreement.

“Liquidation Preference Per Share” shall mean $100.00.

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series E Preferred Stock.

“NRS” means the Nevada Revised statutes, as amended.

“Notice of Conversion” shall have the meaning set forth in Section 6(b)(i) hereof.

“Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on a Trading Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

 “Principal Market” means the Nasdaq Capital Market.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Securities Purchase Agreement” means collectively, each Securities Purchase Agreement related to the issuance of Series E Preferred Stock by and among the Corporation and the original Holders, the first of which was dated as of February 21, 2024, as amended, modified or supplemented from time to time in accordance with its terms.

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“Senior Stock” shall have the meaning set forth in Section 4 hereof.

“Share Delivery Date” shall have the meaning set forth in Section 6(b)(ii) hereof.

“Stated Value” means $100 per share of Series E Preferred Stock.

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Successor Entity” means the Person (or, if so elected by the Majority Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Majority Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

“Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market; the Nasdaq Global Market; the Nasdaq Global Select Market; the New York Stock Exchange; the NYSE American; any level of the OTC Markets operated by OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Section 3.      Dividends. The Series E Preferred Stock shall not accrue dividends.

Section 4.      Liquidation Preference. Upon the occurrence of (i) liquidation, (ii) dissolution (other than a dissolution arising from the failure to make a routine filing with the Nevada Secretary of State), or (iii) winding-up, then, before any distribution or payment shall be made to the holders of any Common Stock, the Corporation shall first redeem all shares of Series E Preferred, out of the Corporation’s assets legally available for distribution to shareholders, the Liquidation Preference Per Share. After payment of the full amount of the liquidating distributions to which they are entitled, the Holders will have no right or claim to any of the Corporation’s remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the Corporation’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series E Preferred Stock and the corresponding amounts payable on all class or series of capital stock specifically ranking, by its terms, senior to the Series E Preferred Stock (collectively, “Senior Stock”), then after payment of the liquidating distribution on all outstanding Senior Stock, the holders of the Series E Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Section 5.      Voting Rights. The shares of Series E Preferred Stock shall not be entitled to vote, except as required by the provisions of the NRS and the Rules of the Principal Market.

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Section 6      Conversion of Series E Preferred Stock.

(a)       Optional Conversion. Each share of Series E Preferred Stock shall become convertible, in whole or in part and at the option of the Holder, commencing on the Initial Conversion Date, into such number of fully paid and non-assessable shares of Common Stock determined by dividing the Stated Value of the Series E Preferred Stock being converted by the then applicable Conversion Price (as defined below, the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in Section 6(d) below. No conversion shall be permitted to the extent that it violates the Rules of the Principal Market including the issuance of more than 19.99% of a class of equity security without shareholder approval.

For purposes hereof, the term “Conversion Price” shall mean (i) prior to March 1, 2024, $0.10, subject to adjustment as provided in Section 6(d) below and (ii) on and after March 1, 2024, the greater of (A) $0.025 per share (the “Floor Price”), which Floor Price shall be adjusted as provided in Section 6(d) below and (B) the average closing price of the Common Stock during the two (2) consecutive Trading Days period ending and including the Trading Day immediately preceding the delivery or deemed delivery of the applicable Notice of Conversion (as hereinafter defined).

(b)       Mechanics of Conversion.

(i)       Before any Holder of Series E Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 6(a) hereof, such Holder shall give written notice to the Corporation at its principal corporate office of the election to convert shares of Series E Preferred Stock, the number of shares of Series E Preferred Stock to be converted, the number of shares of Series E Preferred Stock owned subsequent to the conversion at issue, and the name or names in which the certificate or certificates for shares of Common Stock are to be issued, substantially in the form attached hereto as Exhibit A (each, a “Notice of Conversion”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series E Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series E Preferred Stock to the Corporation unless all of the shares of Series E Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series E Preferred Stock promptly following the Conversion Date at issue.

(ii)       Shares of Series E Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. The Corporation shall, as soon as practicable after delivery of the Notice of Conversion, in the case of a conversion pursuant to Section 6(a) hereof, and as soon as practicable after delivery of the certificate(s) evidencing the Series E Preferred Stock, within three (3) Business Days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such Holder or Holders, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder or Holders shall be entitled as aforesaid. Conversion under this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of delivery of the Notice of Conversion, unless a later date is specified in the Notice of Conversion, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date (such date, the “Conversion Date”). If, in the case of any conversion of the Series E Preferred Stock pursuant to this Section 6, such shares of Common Stock are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such shares of Common Stock, to rescind such conversion, in which event the Corporation shall promptly return to the Holder any original Series E Preferred Stock certificate delivered to the Corporation. The Corporation’s obligation to issue and deliver the shares of Common Stock upon conversion of Series E Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such shares of Common Stock. In the event a Holder shall elect to convert any or all of the shares of its Series E Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series E Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series E Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue shares of Common Stock and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such shares of Common Stock pursuant to this Section 6 by the Share Delivery Date applicable to such conversion and no injunction or similar court order is in effect, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $10,000 of Stated Value of Series E Preferred Stock being converted, $50 per Business Day (increasing to $100 per Business Day on the third Business Day and increasing to $200 per Business Day on the sixth Business Day after such damages begin to accrue) for each Business Day after the Share Delivery Date until such Shares of Common Stock are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver shares of Common Stock within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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(c)       Fractional Shares; Computation Certificates.

(i)       No fractional shares shall be issued upon conversion of the Series E Preferred Stock into shares of Common Stock and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share for any shares in excess of one-half (1/2) or otherwise rounded down.

(ii)       Upon the occurrence of each adjustment of the Conversion Price of Series E Preferred Stock pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment in accordance with the terms hereof and prepare and furnish to each Holder of Series E Preferred Stock a statement, signed by its independent registered public accounting firm, setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any Holder of Series E Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment, (B) the Conversion Price for such Series E Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series E Preferred Stock.

(d)       Adjustments of the Conversion Price. The Conversion Price of the Series E Preferred Stock shall be subject to adjustment from time to time as follows:

(i)       Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock, provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series E Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)       Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Issuance Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Issuance Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective. Notwithstanding the foregoing, in no event shall the Conversion Price be less than the Floor Price.

(iii)       Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(d) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, evidences of indebtedness issued by the Corporation, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(e) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case for the purpose of this Section 6(d), the Holders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series E Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

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(iv)       Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Series E Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series E Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series E Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series E Preferred Stock.

(v)       Reserved.

(e)       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series E Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series E Preferred Stock.

(f)        Good Faith Assistance. The Corporation will not, by amendment of its Articles or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(g)        Notice of Record Taking. In the event of any taking by the Corporation of a record of the Holders of any class of securities for the purpose of determining the Holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)       Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, 200% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series E Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series E Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite Shareholder Approval of any necessary amendment to these provisions as soon as possible. For avoidance of doubt, because the Corporation does not have sufficient authorized Common Stock as of the Issuance Date, it will reserve the maximum number of shares of Common Stock that it legally can and seek Shareholder Approval as provided in the Securities Purchase Agreement.

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(i)       Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series E Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series E Preferred Stock in respect of which such shares are being issued.

(j)       Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, Liens or charges with respect thereto.

(k)       Notice. Any notice required by the provisions of this Section 6 to be given to the Holders of shares of Series E Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or Distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

(l)       Cancellation of Series E Preferred Stock. In the event any shares of Series E Preferred Stock shall be converted pursuant to this Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

(m)       Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with Section 6(b) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the Holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with Section 6(c) above. If the accountant determines the Corporation’s calculations are correct, the Holder shall reimburse the Corporation for the accountant’s expense.

(n)       Limitations on Conversions. Notwithstanding anything to the contrary contained herein, shares of Series E Preferred Stock shall not be convertible by a Holder into shares of Common Stock, and the Corporation shall not effect any conversion of shares of Series E Preferred Stock into or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such Conversion or other share issuance hereunder the Holder (together with its Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether shares of Series E Preferred Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission for conversion or exercise (as the case may be). Under no circumstances can the Maximum Percentage limitation be amended on less than 61 days’ notice, if, as a result of such amendment, the Maximum Percentage is amended to be above 9.99%. No prior inability to convert shares of Series E Preferred Stock, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For any reason at any time until the shares of Series E Preferred Stock has been converted, upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion, exchange or exercise of convertible or exercisable securities into Common Stock, including, without limitation, shares of Series E Preferred Stock.

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Section 7.      Status of Acquired Shares. All shares of Series E Preferred Stock converted by its Holder in accordance with Section 6 hereof, or acquired by the Corporation, shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 8.      Ranking. The Series E Preferred Stock will rank: (i) senior to (A) all of the Corporation’s Common Stock, and (B) junior to all existing equity securities and any other equity securities that the Corporation may issue in the future, in each case with respect to payment of amounts upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

Section 9.      Redemption by the Corporation.

(a)       Optional Redemption. The Corporation shall have the right, to elect to redeem (an “Optional Redemption”) all or a portion of the outstanding shares of Series E Preferred Stock at a price per share of Series E Preferred Stock equal to the Stated Value (the “Redemption Price”). The provisions of this Section 9(a) shall not be deemed to restrict the ability of a Holder to convert the Series E Preferred Stock pursuant to the provisions of Section 6 at any time and from time to time before such Holder receives the Redemption Price.

(b)       Exercise of Optional Redemption.  If the Corporation elects to effect an Optional Redemption, the Corporation shall provide notice of Optional Redemption to each Holder (such notice, a “Notice of Optional Redemption”). The Notice of Optional Redemption shall state the date of redemption (the “Redemption Date”) and the number of shares of Series E Preferred Stock that the Corporation has elected to redeem. The Redemption Date shall be no less than five (5) days after the date on which the Company provides the Notice of Optional Redemption to the Holders.

Section 10.      Redemption by the Holder.

(a)       Redemption Upon Triggering Event. In addition to all other rights of the Holders of Series E Preferred Stock contained in this Certificate, after a Triggering Event (as defined in Section 10(b) below), each Holder of Series E Preferred Stock shall have the right in accordance with Section 10(c), at such Holder’s option, to require the Corporation to redeem all or a portion of such Holder’s Series E Preferred Stock at the Redemption Price. The provisions of this Section 10(a) shall not be deemed to restrict the ability of a Holder to convert the Series E Preferred Stock pursuant to the provisions of Section 6 at any time and from time to time before such Holder receives the Redemption Price.

(b)       Triggering Event.  A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i)       the Corporation’s Common Stock is not listed or quoted for trading on a Trading Market for ten (10) consecutive Trading Days;

(ii)       bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation and, if instituted against the Corporation by a third party, shall not be dismissed within sixty (60) days of their initiation;

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(iii)        the commencement by the Corporation of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law; or

(iv)        the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of sixty (60) consecutive days.

(c)       Mechanics of Redemption Upon Triggering Event.  Within three (3) Business Days after the occurrence of a Triggering Event, the Corporation shall deliver written notice to each Holder (a “Notice of Triggering Event”).  At any time after receipt of a Notice of Triggering Event, any Holder may require the Corporation to redeem all or any portion of its Series E Preferred Stock by delivering written notice thereof (each a ”Notice of Voluntary Redemption Upon Triggering Event”) to the Corporation, which Notice of Voluntary Redemption Upon Triggering Event shall indicate the number of shares of Series E Preferred Stock that such Holder is requesting redemption.

Section 11.      Payment of Redemption Price. The Corporation shall deliver the Redemption Price to such Holder (i) on the Redemption Date upon an Optional Redemption or (ii) within ten (10) days after receipt of the Notice of Voluntary Redemption Upon Triggered Event. If a Holder submits a Notice of Voluntary Redemption Upon Triggered Event, until the Corporation pays such unpaid Redemption Price in full to such Holder, Holder shall have the option (the “Void Redemption Option”) to, in lieu of redemption, require the Corporation to promptly return to such Holder all of the Series E Preferred Stock that were submitted for redemption by such Holder under Section 10 and for which the Redemption Price has not been paid, by sending written notice thereof to the Corporation (the “Void Redemption Notice”). Upon the Corporation’s receipt of such Void Redemption Notice and prior to payment of the full Redemption Price to each Holder, (i) the Notice of Voluntary Redemption Upon Triggering Event shall be null and void with respect to those shares of Series E Preferred Stock submitted for redemption and for which the Redemption Price has not been paid, and (ii) the Corporation shall immediately return any Series E Preferred Shares submitted to the Corporation by each such Holder for redemption under Section 10 and for which the Redemption Price has not been paid.

Section 12.      Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series E Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 13.      Sinking Fund. The Series E Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 14.      Amendment of Resolution. The Board reserves the right, subject to the terms of this Certificate, from time to time to increase (but not in excess of the total number of authorized shares of Preferred Stock or designated shares of Series E Preferred Stock) or decrease (but not below the number of shares of Series E Preferred Stock then outstanding) the number of shares that constitute the Series E Preferred Stock by further resolution adopted by the Board or a duly authorized committee of the Board and by the filing of a certificate pursuant to the provisions of the NRS stating that such increase or decrease, as the case may be, has been so authorized and in other respects to amend this Certificate within the limitations provided by law, this resolution and the Articles. Provided, however, that no increase contemplated by this Section 14 shall be made without the consent of the Majority Holders.

Section 15.      Restriction and Limitations. Except as expressly provided herein or as required by law so long as at least twenty-five percent (25%) of the total shares of Series E Preferred Stock issued pursuant to the Securities Purchase Agreement (regardless of such dates of issuance) remain outstanding, the Corporation shall not, without the vote or written consent of the Majority Holders, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series E Preferred Stock.

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Section 16.      Waiver. Any right or privilege of the Series E Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series E Preferred Stock or other securities exercisable for or convertible into Series E Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 18.      Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series E Preferred Stock (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 18.      Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate shall be cumulative and in addition to all other remedies available under this Certificate and any of the other transaction documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate.

Section 19.      Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, and will at all times in good faith carry out all the provisions of this Certificate and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series E Preferred Stock above the Stated Value then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series E Preferred Stock and (iii) shall, so long as any shares of Series E Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, the Required Reserve Amount, subject to this Certificate.

Section 20.      Transfer of Series E Preferred Stock. A Holder may transfer some or all of its shares of Series E Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 21.      Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series E Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series E Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series E Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 22.      Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the NRS, of the Majority Holders, voting separately as a single class, and with such other shareholder approval, if any, as may then be required pursuant to the NRS and the Corporation’s Articles and Bylaws.

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Section 23.      Severability. If any provision of this Certificate is invalid, illegal or unenforceable, the balance of this Certificate shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 24.      Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 25.      Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate and shall not be deemed to limit or affect any of the provisions hereof.

Section 26.      Principal Market Compliance. Notwithstanding anything to the contrary, if while the Common Stock is listed on the Principal Market any of the terms, provisions, rights, covenants and restrictions set forth in this Certificate are determined by the Principal Market to be in violation of any of the Principal Market Rules, then such terms, provisions, rights, covenants or restrictions shall be of no force and effect to the extent of such noncompliance, and shall otherwise be interpreted to the extent possible in a manner consistent with compliance with such Principal Market Rules. In the event the immediately preceding sentence applies, the remainder of the terms, provisions, rights, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

[Signature Page Follows]

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IN WITNESS WHEREOF, RiskOn International, Inc. has caused this Certificate to be signed by the undersigned as of the date first written above.

RISKON INTERNATIONAL, INC.

By:
Name:	Milton C. Ault, III
Title:	Chief Executive Officer

[Signature Page to Series E Certificate of Designations]

EXHIBIT A

NOTICE OF CONVERSION

The undersigned hereby elects to convert the number of shares of Series E Convertible Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of RiskOn International, Inc., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _________________________________________________

Number of shares of Series E Preferred Stock owned prior to Conversion: __________________

Number of shares of Series E Preferred Stock to be Converted: __________________________

Stated Value of shares of Series E Preferred Stock to be Converted: ______________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Price:____________________________________________

Number of shares of Series E Preferred Stock subsequent to Conversion: ________________

Address for Delivery: ______________________

Or

DWAC Instructions:

Broker no: _________

Account no: ___________

HOLDER:

By:
Name:
Title: